                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             3Dfx Interactive, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:
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Customer & Information:    info@3dfx.com

Editorial Contact:         Susan Carlson, Catapult Partners
                           (650) 524-1720
                           susan@catapultinc.com

                                                           FOR IMMEDIATE RELEASE


                  3DFX INTERACTIVE, INC. AND STB SYSTEMS, INC.
                    ANNOUNCE ADJOURNMENT OF SPECIAL MEETINGS

                      DESPITE 99 PERCENT APPROVAL TO DATE,
             ADDITIONAL SHAREHOLDER VOTES REQUIRED TO APPROVE MERGER

SAN JOSE, CALIF. AND RICHARDSON, TEXAS, APRIL 30, 1999 - 3dfx Interactive, Inc. (NASDAQ: TDFX) and STB Systems, Inc. (NASDAQ: STBI) today each announced that the special meeting of shareholders called to approve the acquisition of STB Systems by 3dfx Interactive has been adjourned. The STB meeting has been adjourned until Wednesday, May 5, 1999, at 3 p.m. (CST) at STB's headquarters. The 3dfx meeting has been adjourned until Wednesday, May 12, 1999 at 1:00 p.m.
(PST) at 3dfx Interactive's headquarters. Both meetings were adjourned for the purpose of soliciting additional votes for approval of the merger. The approval of the merger requires a vote of 50 percent of the outstanding shares of 3dfx and 66 2/3 percent of the outstanding shares of STB. The companies expect to press forward with their plans to integrate their businesses after the merger and do not believe that this postponement will have any material operational or financial impact.

     "We knew when we mailed the proxy materials 11 days ago that there were significant logistical challenges to receiving enough proxy votes by April 30," said Greg Ballard, CEO of 3dfx. "These logistical challenges proved to be insurmountable in this short period of time. Of the votes we have received, an overwhelming majority are in favor of the merger. We are encouraging all shareholders to submit their votes so that a sufficient number are received."

                                    -more -

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2-2-2-2
3DFX INTERACTIVE AND STB SYSTEMS ANNOUNCE ADJOURNMENT OF SPECIAL MEETINGS

     "It is very important for all shareholders of both companies, irrespective of how many shares they may own, to submit their vote," added William Ogle, CEO of STB Systems. "We are encouraging everyone to vote as soon as possible by calling the toll-free number provided in their proxy materials, their broker, or their broker's proxy department. If shareholders have not yet received or have misplaced their proxy, they should call their broker or their broker's proxy department to request the necessary documents."

     Proxy materials in connection with the special meetings were first mailed on Monday, April 19, 1999 to shareholders of record of 3dfx Interactive as of March 26, 1999 and to shareholders of record of STB Systems as of March 30, 1999. Under the terms of the merger, first announced Dec. 14, 1998, STB Systems shareholders will receive 0.65 of a share of 3dfx Interactive common stock for each share of STB Systems common stock.

     The merger remains subject to approval by the shareholders of both 3dfx Interactive and STB Systems, as well as to other customary conditions of closing. If the shareholders of both companies approve the merger at the adjourned meetings, it is expected that the merger will close as soon as practicable thereafter. Shareholders who have already given a proxy may revoke it at anytime in accordance with the instructions contained in the Joint Proxy Statement/Prospectus delivered to shareholders.

ABOUT STB SYSTEMS

     STB Systems, Inc. designs, manufactures and sells multimedia accelerators and other multimedia subsystems products for use primarily in desktop personal computers. STB has established a history of designing award-winning graphics controllers and writing specialized video drivers, which provide maximum software performance and compatibility. STB is one of the largest suppliers of multimedia accelerators worldwide, as ranked by International Data Corporation
(IDC), and is registered as ISO 9002 compliant. Founded in 1981 and headquartered in Richardson, Texas, STB Systems, Inc., also has facilities in El Paso (Texas), Austin (Texas), Eugene (Oregon), Juarez (Mexico), Belfast (Northern Ireland), London (UK), and Paris (France).

                                     -more-

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3-3-3-3
3DFX INTERACTIVE AND STB SYSTEMS ANNOUNCE ADJOURNMENT OF SPECIAL MEETINGS

ABOUT 3DFX INTERACTIVE

     3dfx Interactive develops high-performance, cost-effective 3D media processors, software and related technology that are designed to enable a highly immersive, interactive and realistic 3D experience across interactive electronic entertainment platforms - personal computers, coin-operated arcade systems and location-based entertainment. Current 3dfx Interactive products include the Voodoo family of accelerator chip sets, Voodoo2(TM), Voodoo Graphics(R), Voodoo Banshee(TM) and the new Voodoo3(TM).

                                      # # #

3dfx Interactive and Voodoo Graphics are registered trademarks and Voodoo, Voodoo2, Voodoo3 and Voodoo Banshee are trademarks of 3dfx Interactive. All other names may be trademarks of their respective holders.

Certain of the statements in this press release, including the statement relating to expectations about the impact of the postponement of the shareholder meetings, are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Such risks and uncertainties include but are not limited to, risks associated with acquisition transactions and the related integration of operations. Investors are advised to read each companies' annual and quarterly reports on Forms 10-K and 10-Q and their other filings with the Securities and Exchange Commission for a fuller discussion of such risks and uncertainties.